Exhibit 8.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

June 23, 2020

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus

Re:	Castor Maritime Inc.

Ladies and Gentlemen:
We have acted as United States and Marshall Islands counsel to Castor Maritime Inc. (the “Company”) in connection with (i) the Company’s Registration Statement on Form F-1 (File No. 333-238990) (the “Initial Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 5, 2020, as thereafter amended or supplemented, with respect to public offering (the “Offering”) of 21,150,000 units of the Company (the “Units”), each Unit consisting of (i) one common share, par value $0.001 per share (each, a “Common Share”) or one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants” and the Common Shares issuable upon exercise therefor, the “Pre-Funded Warrant Shares”) and (ii) one Class A warrant to purchase one Common Share (the “Class A Warrants”, and the Common Shares issuable upon exercise thereof, the “Class A Warrant Shares”); and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on June 23, 2020, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional Units (the “Additional Units”).
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Initial Registration Statement, the Additional Registration Statement and the prospectus of the Company (the “Prospectus”) incorporated by reference into the Additional Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Additional Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which is incorporated by reference into the Additional Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the sections entitled “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Annual Report in the section entitled “Item 10. Additional Information—E. Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Castor Maritime Inc.
June 23, 2020

Our opinions and the tax discussion as set forth in the Additional Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Additional Registration Statement and Annual Report.
We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and to each reference to us and the discussions of advice provided by us in the Additional Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Additional Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP